Exhibit (a)(64)

THE GLENMEDE FUND, INC.

ARTICLES OF AMENDMENT

The Glenmede Fund, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to add a new Article Sixteenth to read as follows:

SIXTEENTH: Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Board of Directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the Maryland General Corporation Law. The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder entitled to such notice under the Maryland General Corporation Law not later than ten days after the effective time of such action.

SECOND: The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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Exhibit(a)(64)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 9th day of March, 2022.

ATTEST:	THE GLENMEDE FUND, INC.

/s/ Michael P. Malloy	/s/ Kent E. Weaver
Michael P. Malloy	Kent E. Weaver
Secretary	President